Exhibit 10.9

STRICTLY PRIVATE AND CONFIDENTIAL

Miranda Curtis

Littlebrook Farm

Little Tew

Oxfordshire OX7 4JJ

29 March 2010

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

Dear Miranda

Termination of your employment with Liberty Global Europe Limited

This letter sets out the terms that have recently been discussed in relation to the termination of your employment with Liberty Global Europe Limited (“Company”).

You have or may have potential claims arising from your employment and its termination which include unfair dismissal and wrongful dismissal (“Employment Claims”).

This Agreement settles the Employment Claims. In addition, it reflects the intention of both you and the Company and all Group Companies that this Agreement should also settle any other claim(s) that you may have against the Company or any Group Company, subject to and in accordance with the terms set out in this letter.

1.	Termination

1.1	Your employment with the Company will terminate on 31 March 2010 (“Termination Date”).

1.2	You agree that effective as of the Termination Date you shall cease to hold any and all directorships and/or offices you hold in the Company or any Group Company that you hold on the date of this Agreement and agree to sign such documentation evidencing the same as the Company or any Group Company may request. For the avoidance of doubt, Liberty Global, Inc. and its subsidiaries, including but not limited to those located in the United States of America, are Group Companies for the purposes of this Agreement.

2.	Payments

2.1	You will receive your salary up to and including the Termination Date (less applicable tax and employee’s National Insurance contributions).

2.2	Within 14 days of the last to occur of:

2.2.1	the Termination Date;

2.2.2	receipt by the Company of a copy of this Agreement, signed by all the parties and your Adviser (as defined below);

2.2.3	receipt by the Company of the signed documentation referred to at 1.2 above subject to such documentation having been provided to you by the Termination Date;

the Company will effect the arrangements set out in clause 2.3.

2.3	The Company will pay, without admission of liability, and subject to the deductions provided for in this Agreement, the following:

2.3.1	a payment of £264,120 pursuant to clause 2.3.1 of the executive service agreement between you and the Company dated 30 November 2006 (“Executive Service Agreement”);

2.3.2	a payment of £264,409 pursuant to clause 2.3.2 of the Executive Service Agreement;

2.4	You will submit your expenses claims on or before the Termination Date and the Company will reimburse you for any expenses properly incurred prior to the Termination Date in the usual way, subject to compliance with the requirements of the Company’s expenses policy.

2.5	Subject to clauses 2.6 to 2.8, for the avoidance of doubt your entitlement to all salary and benefits will end on the Termination Date, except for your beneficial membership of the Company’s Private Medical Insurance scheme which will continue until 16 June 2010.

2.6	Pursuant to clause 2.1 of the Executive Service Agreement, any equity awards (including, without limitation, options, stock appreciation rights and restricted shares or units) held by you at the Termination Date with respect to equity in any Group Company will continue to vest for 6 months after the Termination Date.

2.7	Your Liberty Global, Inc. Senior Executive Performance Incentive Plan restricted share units scheduled to vest on 31 March 2011 and on 30 September 2011 will vest when scheduled without respect to whether or not your employment continues and by entering into this Agreement you confirm your agreement to this. The vesting and payment conditions of your Liberty Global, Inc. Senior Executive Performance Incentive Plan restricted share units scheduled to vest on 31 March 2011 and 30 September 2011 are amended accordingly.

2.8	Subject to clauses 2.6 and 2.7, your rights with respect to any equity awards, bonuses or performance awards shall be governed solely by the terms of the applicable plan under which they were awarded and the applicable award agreement. For the avoidance doubt, your Liberty Global, Inc. Senior Executive Performance Incentive Plan restricted share units scheduled to vest on 30 September 2010 will vest when scheduled in accordance with the terms of the plan and the award agreement.

3.	Taxation

3.1	The payments referred to in clauses 2.3.1 and 2.3.2 will be made less applicable tax and employee’s National Insurance contributions.

3.2	Except in respect of income tax or employee’s National Insurance contributions deducted by the Company under clause 3.1 you are, and undertake to be, responsible for any income tax, employee’s National Insurance contributions, fines, interest, costs and/or penalties arising in respect of all and any of the payments made and benefits provided under, or referred to in, this Agreement (“Tax Liability”) and you indemnify and will keep indemnified the Company and each Group Company against any claim or demand which is made against the Company or any Group Company in respect of any such Tax Liability excluding any interest, costs or penalties imposed in respect of the Tax Liability arising from the Company’s or any Group Company’s failure to inform you within a reasonable period of any demand received in respect of any Tax Liability. You undertake immediately to pay to the Company on demand any such Tax Liability other than any part of the Tax Liability already paid by you to HM Revenue & Customs.

4.	Company property

4.1	Subject to clause 4.3, you warrant and confirm that you will return to the Company on or before the Termination Date, without modification, all property belonging to the Company or any Group Company which is in your possession, custody or control including, but not limited to, computer disks, computer and other electronic equipment, correspondence, credit or charge cards, documents, files, keys, laptop computers, mobile telephones, records, security passes and other information (whether originals, copies or extracts) and that you have not retained any copies or extracts of any documents or other property belonging to the Company or any Group Company (whether in physical or electronic form). You undertake to return immediately to the Company any such property that may, after the date of this Agreement, come into your possession, custody or control.

4.2	You confirm that any information which belongs or may belong to the Company or any Group Company and which is stored on any personal computer or other electronic equipment belonging to you or to which you have access (other than that which is stored on any Company personal computer or other Company electronic equipment) has been permanently deleted.

4.3	You may, until further notice, retain the Company laptop and personal computer currently in your possession subject to you signing and returning to the Company the network access agreement that will be supplied to you.

5.	Confidentiality

You agree to keep the existence, negotiation and terms of this Agreement confidential and you warrant that you have not before the date of this Agreement made or authorised and will not, after the date of this Agreement, make or authorise, without the Company’s prior written consent, any statement or comment concerning the terms of this Agreement except to your professional advisers, partner or as may be required by law. You undertake to procure that your professional advisers and partner comply with the terms of this clause 5 as if they were a party to this Agreement.

6.	Restrictions

6.1	Even though your employment is terminating, you acknowledge and affirm that you remain bound by those provisions of the Executive Service Agreement that are expressed to continue after termination of your employment including, without limitation, clauses 9 (confidential information/trade secrets/non-competition), 10 (inventions and creative works), 14 (obligations upon termination) and Schedule 1 (trade secrets, confidential information and non-competition).

6.2	You undertake, affirm and agree that you will not directly or indirectly make, publish or otherwise communicate any statement whatsoever whether in writing or otherwise which may have the effect of damaging or lowering the business interests and/or the reputation of the Company or any Group Company or any of its or their former or existing agents, clients, consultants, directors, employees, officers, share-holders, suppliers or workers (“Relevant Personnel”) and/or which may be disparaging or derogatory to any of the Company or any Group Company or any Relevant Personnel.

7.	Claims against the Company and warranties

7.1	You accept the terms of this Agreement in full and final settlement of:

7.1.1	the Employment Claims; and

7.1.2	all and any further claims as set out in Schedule 2 (“Further Claims”).

7.2	The provisions of clause 7.1 will not prevent you bringing proceedings:

7.2.1	to enforce this Agreement; and/or

7.2.2	in respect of pension rights accrued up to the Termination Date under any occupational pension scheme (as defined in the Pension Schemes Act 1993) operated by the Company or any Group Company and of which you are a member (“Pension Rights”); and/or

7.2.3	in a County Court or the High Court, in respect of any personal injury of which you are not aware and could not reasonably have been aware at the time of signing this Agreement.

7.3	You undertake and warrant that, to the best of your knowledge, information and belief, after due and careful enquiry, you are not aware of any circumstances that might give rise to a personal injury claim (nor to a claim in respect of Pension Rights) against the Company or any Group Company.

7.4	You represent, warrant and undertake that:

7.4.1	you have received advice from Tim Osborne of Wiggin Osborne Fullerlove (“Adviser”), who is a relevant independent adviser (within the meaning of Section 203 of the Employment Rights Act 1996 as amended), as to the terms and effect of this Agreement and in particular its effect on your ability to pursue your rights before an employment tribunal;

7.4.2	you were advised by the Adviser that there was in force, at the time you received the advice referred to above, a contract of insurance, or an indemnity provided for members of a professional body, covering the risk of a claim by you in respect of loss arising in consequence of that advice;

7.4.3	you have not presented or brought and will not present or bring any complaint, proceedings, action or claim before any court, employment tribunal or other judicial body in England or any other jurisdiction in connection with, relating to or arising out of your employment and/or its termination and nor has nor will anyone acting on your behalf;

7.4.4	any claims of any kind that you have or may have arising out of or in connection with your employment by the Company or any Group Company or the termination of such employment have been asserted or intimated to the Company by you or the Adviser on your behalf prior to the date of this Agreement and this Agreement and the waiver and release in clause 7.1 above expressly relate to each and every one of those claims;

7.4.5	except for those claims asserted as indicated in clause 7.4.4 above, you have no other complaints or claims of any nature against the Company or any Group Company or any Relevant Personnel;

7.4.6	you have not committed any breach of any duty (including fiduciary duty) owed by you to the Company or any Group Company nor a breach of your contract of employment that would entitle the Company to terminate your employment without notice.

7.5	You accept that the Company (on behalf of itself, and its Group Companies) is entering into this Agreement in reliance upon the representations, warranties and undertakings provided by you in this clause 7, and clauses 3.2, 4, 5 and 6 above.

7.6	You agree that the conditions regulating compromise agreements contained in the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Disability Discrimination Act 1995, the Employment Rights Act 1996, the National Minimum Wage Act 1998, the Working Time Regulations 1998, the Transnational Information and Consultation of Employees Regulations 1999, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Sexual Orientation) Regulations 2003, the Information and Consultation of Employees Regulations 2004, the Employment Equality (Age) Regulations 2006 and the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 are intended to be and have been satisfied.

7.7	If you, or anyone acting on your behalf, institutes any action, claim or proceedings in the employment tribunal or any other court against the Company, any Group Company or any Relevant Personnel in respect of any matters that are the subject of clause 7.1 or if you assert, or anyone acting on your behalf asserts, that this Agreement is not a valid compromise agreement or if it is so adjudged by any court or tribunal, you undertake to repay the payments made under clauses 2.3.1 and 2.3.2 above (less any tax and employee’s National Insurance contributions paid on them) to the Company in full immediately upon demand and the Company and each Group Company will be released from any continuing obligations under this Agreement. Such repayment shall be recoverable by the Company as a debt.

8.	Other Matters

8.1	It is a condition of this Agreement that you obtain legal advice as to the terms and effect of this Agreement from the Adviser and that the Adviser signs the acknowledgement at Schedule 1.

8.2	The Company agrees to pay, directly to the Adviser’s firm, the Adviser’s firm’s reasonable legal fees incurred by you exclusively for advice given to you in relation to the termination of your employment and the terms of this Agreement up to a maximum of £250 plus VAT after receipt by the Company of an appropriate invoice from the Adviser’s firm addressed to you expressed to be payable by the Company and sent (marked strictly private and confidential) to Neil Foulger.

9.	General

9.1	The parties consider that this Agreement satisfies the conditions regarding compromise agreements.

9.2	This Agreement sets out the entire agreement and understanding between you and the Company and supersedes any prior agreement between the parties relating to the subject matter of this Agreement. You acknowledge and agree that in entering into this Agreement no reliance is placed upon, and no remedy will be available in respect of, any statement, representation, warranty, understanding, promise or assurance (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement. Nothing in this clause operates to limit or exclude any liability for fraud.

9.3	The failure to exercise or any delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. A waiver of a breach of any of the terms of this Agreement or a default under this Agreement does not constitute a waiver of any other breach or default and will not affect the other terms of this Agreement and will not prevent a party from subsequently requiring compliance with the waived obligation.

9.4	The rights and remedies provided by this Agreement are cumulative and (subject as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law. In addition the Company, any Group Company and any Relevant Personnel may enforce the terms of this Agreement and the Contracts (Rights of Third Parties) Act 1999 shall apply accordingly except that the consent of such Group Companies and any Relevant Personnel will not be required to vary or rescind the terms of the Agreement.

9.5	Unless otherwise stated, in this Agreement, “Group Company” means any holding company of the Company and any subsidiary of the Company or of any such holding company (where “holding company” and “subsidiary” have the meanings attributed to them in section 1159 Companies Act 2006 and for the avoidance of doubt are deemed to include limited liability partnerships). For the purposes of clauses 3.2, 7.1 to 7.4 and 9.4 only, “Group Company” means any parent undertaking of the Company and any subsidiary undertaking of the Company or of any such parent undertaking (where “parent undertaking” and “subsidiary undertaking” have the meanings attributed to them under section 1162 Companies Act 2006).

9.6	The validity, construction and performance of the terms set out in this Agreement shall be governed by and construed in accordance with English law. Each of the parties irrevocably submits to the exclusive jurisdiction of the courts of England.

9.7	This Agreement, although marked “without prejudice/subject to contract”, will upon signature by us both and upon the Adviser signing the acknowledgement in Schedule 1 be treated (subject to clause 5) as an open document evidencing an agreement binding on us both.

9.8	This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The Agreement is not effective until each party has executed at least one counterpart and it has been received by the other party. For the avoidance of doubt, counterparts may be delivered to the other party by facsimile or by email in Adobe Portable Document Format (PDF).

Please confirm your agreement to the terms set out in this Agreement by signing, dating and returning to me both of the enclosed copies. Please note that it is a condition of this Agreement that your Adviser signs the acknowledgement at Schedule 1.

I look forward to hearing from you.

Yours sincerely

/s/ Neil Foulger	/s/ Charlie Bracken
Neil Foulger	Charlie Bracken
SVP, HR	SVP and co-CFO
Duly authorised for and on behalf of the Company	for and behalf of Liberty Global, Inc.

I have read and understood and agree to the terms of this Agreement.

/s/ Miranda Curtis	March 20, 2010
Miranda Curtis	Date

SCHEDULE 1

Adviser’s acknowledgement

I, Tim Osborne, confirm that I have given independent legal advice to Miranda Curtis (“Employee”) as to the terms and effect of this Agreement and in particular its effect on the Employee’s ability to pursue the Employee’s rights before an employment tribunal.

I confirm that I am a qualified lawyer within the meaning of section 203(4) Employment Rights Act 1996 (as amended) holding a current practising certificate and that I am neither employed by nor acting for Liberty Global Europe Limited nor acting in this matter for any Group Company. I confirm that there is, and was at the time I gave the advice referred to above, in force a contract of insurance or an indemnity provided for members of a professional body covering for the risk of a claim by the Employee in respect of any loss arising in consequence of the advice referred to above.

Signed	/s/ Tim Osborne	Dated:	March 30, 2010

SCHEDULE 2

Further claims

1.	In this agreement, “Further Claims” means all and any claims, costs, expenses or rights of action of any kind, whether contractual, statutory or otherwise, whether or not they are or could be in the contemplation of the parties at the date of this Agreement, and whether having already occurred or arising in the future in the United Kingdom or in any other country in the world, which you have or may have against the Company or any Group Company or any Relevant Personnel from time to time, which arise out of or in connection with your employment by the Company or any Group Company or its termination including (but not limited to) any claim:

1.1	which is an Employment Claim;

1.2	in relation to notice or pay in lieu of notice;

1.3	for equal treatment under the Equal Pay Act 1970;

1.4	for direct and/or indirect sex discrimination, discrimination on the grounds of gender re-assignment, direct and/or indirect discrimination against married persons, discrimination by way of victimisation, harassment and any other claim under the Sex Discrimination Act 1975;

1.5	for direct and/or indirect discrimination, discrimination by way of victimisation, harassment and any other claim under the Race Relations Act 1976;

1.6	for refusal of employment, action short of dismissal, dismissal and/or other detriment on grounds related to trade union membership, for failure to comply with collective consultation obligations and/or to pay a protective award and/or any other claim under the Trade Union and Labour Relations (Consolidation) Act 1992;

1.7	for discrimination, harassment, failure to make adjustments and any other claim under the Disability Discrimination Act 1995;

1.8	for unauthorised deductions from wages, for detriment in employment (on any ground), for detriment or dismissal or selection for redundancy on grounds related to having made a protected disclosure, for paid time off for ante-natal care, for the right to time off for dependants, for the right to a written statement of reasons for dismissal, for unfair dismissal, for automatically unfair dismissal (on any ground), for a redundancy payment, for automatically unfair selection for redundancy on any ground and any other claim under the Employment Rights Act 1996;

1.9	under the Protection from Harassment Act 1997;

1.10	for the national minimum wage and/or additional remuneration, failure to allow access to records and detriment in employment on grounds related to the national minimum wage under the National Minimum Wage Act 1998;

1.11	for the right to be accompanied and for detriment and/or dismissal on the grounds relating to the right to be accompanied under the Employment Relations Act 1999;

1.12	under the Employment Act 2002;

1.13	for dismissal for reasons related to a relevant transfer, for failure to inform and/or consult, and/or any other claim under the Transfer of Undertakings (Protection of Employment) Regulations 1981 and/or 2006;

1.14	for compensation for entitlement to annual leave, payment in respect of annual leave, refusal to give paid annual leave, daily and/or weekly and/or compensatory rest and/or rest breaks and any other claim under the Working Time Regulations 1998;

1.15	relating to any rights to and/or during any period of maternity leave and/or parental leave, relating to the right to return after maternity and/or parental leave, detriment relating to maternity and/or parental rights, automatic unfair dismissal on maternity or parental grounds, contractual rights to and/or during maternity and/or parental leave under the Maternity and Parental Leave, etc Regulations 1999;

1.16	under the Transnational Information and Consultation of Employees Regulations 1999;

1.17	for less favourable treatment, for the right to receive a written statement of reasons for less favourable treatment, automatic unfair dismissal and/or detriment in employment under the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

1.18	for less favourable treatment, for the right to receive a written statement of reasons for less favourable treatment, automatic unfair dismissal and/or detriment in employment under the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

1.19	for any rights to and/or during paternity and/or adoption leave, the right to return after paternity and/or adoption leave, for detriment relating to paternity and/or adoption leave, automatic unfair dismissal and/or contractual rights to and/or during paternity and/or adoption leave under the Paternity and Adoption Leave Regulations 2002 and/or the Statutory Paternity Pay and Adoption Pay (General) Regulations 2002;

1.20	for detriment and/or dismissal or failure to allow the right to be accompanied under the Flexible Working (Procedural Requirements) Regulations 2002;

1.21	for discrimination, victimisation and/or harassment on grounds of religion and/or belief under the Employment Equality (Religion or Belief) Regulations 2003;

1.22	for discrimination, victimisation and/or harassment on grounds of sexual orientation under the Employment Equality (Sexual Orientation) Regulations 2003;

1.23	for discrimination, victimisation and/or harassment on grounds of age under the Employment Equality (Age) Regulations 2006;

1.24	in relation to any breach of your contract of employment including (but not limited to) unpaid wages, unpaid holiday pay and/or unpaid sick pay, permanent health insurance, private medical insurance, bonus or commission or any other contractual or discretionary benefit and any other contractual and/or tortious claim;

1.25	in relation to any office or directorship(s) of the Company or any Group Company you may hold;

1.26	for personal injury and/or negligence;

1.27	in relation to any share option scheme, bonus scheme or other profit-sharing scheme or arrangement between you and the Company or any Group Company;

1.28	in relation to the conduct of the Company or any Group Company in relation to any retirement benefits scheme (as defined in section 611 of the Income and Corporation Taxes Act 1988) of which you are or claim to be a member including, without limitation, the payment of contributions to, the accrual of benefits under, or the exercise of any powers or discretion in relation to such a scheme;

1.29	in respect of which a Conciliation Officer is authorised to act;

1.30	under European Union law; or

1.31	any other statutory claim or claim for breach of statutory duty.

2.	“Claim” includes (without limitation):

2.1	any claim of which, at the date of this Agreement, neither the Company nor you is aware; and

2.2	any claim of which, at the date of this Agreement, you are aware but neither the Company nor any Group Company nor any Relevant Personnel is aware.